As filed with the Securities and Exchange Commission on June 30, 2010
Registration No. 333-165174
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Amendment No. 7
to
Form S-11
FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

WELSH PROPERTY TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
(952) 897-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott T. Frederiksen
Chief Executive Officer
Welsh Property Trust, Inc.
4350 Baker Road, Suite 400
Minnetonka, Minnesota 55343
(952) 897-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Ryan, Esq. Alec C. Sherod, Esq. Jen Randolph Reise, Esq. Briggs and Morgan, P.A. 2200 IDS Center Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000 (phone) (212) 878-8375 (fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed
	maximum
Title of securities	aggregate	Amount of
to be registered	offering price(1)(2)	registration fee
Common stock, par value $0.01 per share	$432,157,897.50	$30,812.85(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Includes the offering price of common stock that may be purchased by the underwriters upon the exercise of their over-allotment option.

(3)	Includes $28,698.25 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 7 is being filed solely to make a change to the cover page of this registration statement, make certain changes in Part II, and refile certain exhibits hereto. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement.

Part II—Information not required in prospectus

ITEM 31.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses in connection with the issuance and distribution of the securities being registered hereunder are below. All amounts set forth are estimates except for the SEC registration fee and the FINRA filing fee. We will pay the expenses of this registration.

SEC registration fee	$30,812
FINRA filing fee	43,716
NYSE filing fee	125,000
Legal fees and expenses	4,275,000
Accounting fees and expenses	8,400,000
Printing and engraving expenses	650,000
Transfer agent and registrar fees and expenses	20,000

Total(1)	$13,544,528

(1)	Approximately $3.2 million of such expenses have been previously paid using debt financing; we expect to repay such indebtedness using net proceeds from this offering

ITEM 32.	SALES TO SPECIAL PARTIES

See Item 33.

ITEM 33.	RECENT SALES OF UNREGISTERED SECURITIES

On December 18, 2009, in connection with the formation and initial capitalization of our company, we issued 100 shares of common stock to each of Mr. Doyle, Mr. Frederiksen, and Ms. Kane for an aggregate purchase price of $300. The shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act.

In connection with the formation transactions, 7,582,460 OP units with an aggregate value of $72,033,370 assuming a price per share or unit at the midpoint of the initial public offering price range set forth on the cover page of the prospectus that forms a part of this registration statement, will be issued by our operating partnership to certain persons transferring interests in our services business, the property subsidiaries and certain properties in our acquisition portfolio to us in consideration of such transfer. All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such OP units will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 thereunder.

ITEM 34.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers,

Part II—Information not required in prospectus

among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or (2) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Following completion of this offering, we intend to enter into agreements with our directors and executive officers providing for indemnification and advancement or reimbursement of the reasonable expenses of such directors and officers, to the maximum extent permitted by Maryland law. In addition, pursuant to a separate indemnification agreement, our operating partnership has agreed to indemnify our principals and certain other parties participating in the contribution transaction to the extent each has guaranteed certain obligations or agreed to provide indemnification for certain liabilities arising out of or related to the real property or the use, maintenance and operation of the real property and other assets owned by the entities being contributed to the operating partnership in the contribution transaction.

Following the completion of this offering and the formation transactions, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted

Part II—Information not required in prospectus

against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 35.	TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36.	FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(b)  Exhibits. The list of exhibits following the signature pages of this registration statement on Form S-11 is incorporated herein by reference.

ITEM 37.	UNDERTAKINGS

(f)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended, shall be deemed to part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 30, 2010.

WELSH PROPERTY TRUST, INC.

By:	/s/ Scott T. Frederiksen
Scott T. Frederiksen
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Amendment No. 7 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dennis J. Doyle	Chairman	June 30, 2010

/s/ Scott T. Frederiksen Scott T. Frederiksen	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2010

* Jean V. Kane	President, Chief Operating Officer and Director	June 30, 2010

/s/ Dennis G. Heieie Dennis G. Heieie	Chief Financial Officer and Treasurer(Principal Financial Officer and Principal Accounting Officer)	June 30, 2010

* Milo D. Arkema	Director	June 30, 2010

* James L. Chosy	Director	June 30, 2010

* Peter D. Linneman	Director	June 30, 2010

* Patrick H. O’Sullivan	Director	June 30, 2010

* Paul L. Snyder	Director	June 30, 2010

Signature		Title	Date

* Lawrence W. Stranghoener		Director	June 30, 2010

By:	/s/ Scott T. Frederiksen Scott T. Frederiksen Attorney-in-fact		June 30, 2010

Index to exhibits

Exhibit
number	Description

1.1	Underwriting Agreement**
3.1	Articles of Amendment and Restatement**
3.2	Amended and Restated Bylaws of the Registrant**
4.1	Reference is made to Exhibits 3.1 and 3.2
4.2	Specimen common stock certificate of the Registrant**
5	Opinion of Venable LLP
8	Tax Opinion of Briggs and Morgan, P.A.**
10.1	Amended and Restated Agreement of Limited Partnership of Welsh Property Trust, L.P**
10.2	Registration Rights Agreement, by and among the Registrant and the parties listed on Schedule A thereto**
10.3	Long-Term Equity Incentive Plan**
10.4	Restricted Stock Unit Agreement by and between the Registrant and Scott T. Frederiksen**
10.5	Restricted Stock Unit Agreement by and between the Registrant and Jean V. Kane**
10.6	Executive Employment Agreement by and between the Registrant and Scott T. Frederiksen**
10.7	Executive Employment Agreement by and between the Registrant and Jean V. Kane**
10.8	Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh US Real Estate Fund, LLC**
10.9	Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh Midwest Real Estate Fund, LLC**
10.10	Contribution Agreement by and between the Registrant and Welsh Property Trust, L.P.**
10.11	Contribution Agreement by and between Welsh Enterprises, LLC, Welsh Holdings, LLC, Welsh Ventures, LLC and Welsh Property Trust, L.P., including First Amendment thereto**
10.12	Representations and Warranty Agreement**
10.13	Agreement between Welsh Companies, LLC and Mogul Financial Group, Ltd**
10.14	Indemnification Agreement by and among Welsh Property Trust, L.P. and the parties listed on Schedule A thereto**
10.15	First Amendment to Contribution Agreement by and between the Registrant and Welsh Property Trust, L.P.**
10.16	First Amendment to Representations and Warranty Agreement**
10.17	Second Amendment to Contribution Agreement by and between Welsh Enterprises, LLC, Welsh Holdings, LLC, Welsh Ventures, LLC and Welsh Property Trust, L.P.**
10.18	First Amendment to Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh US Real Estate Fund, LLC**
10.19	Third Amendment to Contribution Agreement by and between Welsh Enterprises, LLC, Welsh Holdings, LLC, Welsh Ventures, LLC and Welsh Property Trust, L.P.**
10.20	Second Amendment to Contribution Agreement by and between the Registrant and Welsh Property Trust, L.P.**
10.21	Second Amendment to Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh US Real Estate Fund, LLC**
10.22	First Amendment to Contribution Agreement by and between Welsh Property Trust, L.P. and Welsh Midwest Real Estate Fund, LLC**
21	List of Subsidiaries of the Registrant**
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP

E-1

Exhibit
number	Description

23.3	Consent of Boulay, Heutmaker, Zibell & Co. P.L.L.P.
23.4	Consent of Venable LLP (included in Exhibit 5)
23.5	Consent of Briggs and Morgan, P.A. (included in Exhibit 8)
24	Power of Attorney (included on the signature page)**

*	To be filed by amendment.

**	Previously filed.

E-2